UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
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YESDTC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Beale Street, Suite 613
San Francisco, California 94105
(Address of principal executive offices, including Zip Code)
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Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered: None	Name of each exchange on whicheach class is to be registered: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:          N/A
                (If applicable)
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Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, $0.0001 per share
(Title of Class)

Item 1.    Description of Registrant’s Securities to be Registered.

Common Stock

This registration statement relates to the common stock, par value $0.0001 per share (the “Common Stock”), of YesDTC Holdings, Inc. (the “Registrant”). The holders of Common Stock are entitled to one vote per share. The Registrant’s Amended and Restated Articles of Incorporation, as amended does not provide for cumulative voting. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Registrant’s Board of Directors out of legally available funds; however, the current policy of the Registrant’s Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Registrant’s Board of Directors and issued in the future.

Anti-Takeover Effect of Nevada Law, Certain Charter and By-Law Provisions

The Registrant’s Amended and Restated Articles of Incorporation, as amended and By-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of the Registrant. These provisions have the following effects:

•	they provide that special meetings of stockholders may be called only by a resolution adopted by a majority of the Registrant’s Board of Directors;

•
they provide that only business brought before an annual meeting by the Registrant’s Board of Directors or by a stockholder who complies with the procedures set forth in the By-laws may be transacted at an annual meeting of stockholders;

•	they provide for advance notice of specified stockholder actions, such as the nomination of directors and stockholder proposals;

•
they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Registrant’s Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Registrant; and

•
they allow the Registrant to issue, without stockholder approval, up to 100,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of the Registrant’s Common Stock. In some circumstances, this issuance could have the effect of decreasing the market price of the Registrant’s Common Stock, as well.

The Registrant may become subject to Nevada's Control Share Acquisition Act (Nevada Revised Statutes 78.378 -78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation's stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation's stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. The Registrant may become subject to Nevada's Control Share Acquisition Act if it has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

The Registrant is also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock.

Indemnification of Directors and Officers

Under the Nevada Revised Statutes and the Registrant’s Amended and Restated Articles of Incorporation, as amended and Bylaws, the Registrant’s directors will have no personal liability to us or the Registrant’s stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in the Registrant’s Amended and Restated Articles of Incorporation, as amended and Bylaws is to eliminate the rights of the Registrant and its stockholders (through stockholder's derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 2.    Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 10, 2009).
3.2
Certificate of Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 10, 2009).

3.3	By-laws (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on November 7, 2008).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

YESDTC HOLDINGS, INC.

Date: November 12, 2010	By:	/s/ Joseph A. Noel
Joseph A. Noel
President and Chief Executive Officer